 Exhibit 99.1

Post Holdings, Inc. Reports
Results for the Second Quarter of Fiscal 2012 and Provides Outlook
St. Louis, Missouri - May 24, 2012 - Post Holdings, Inc. (NYSE:POST) today reported results for the quarter ended March 31, 2012.
Second Quarter 2012 Highlights:

•	Adjusted EBITDA improved sequentially from $45.6 million to $54.1 million

•	Market share stable at 11.1% for the thirteen weeks ended March 31, 2012

•	Great Grains showing successful volume increases driven by national advertising campaign

Ready to eat cereal category revenues declined approximately 1.5% for the thirteen weeks ended March 31, 2012 from the comparable year ago period. Category volumes, measured in pounds, declined 8% for the thirteen weeks ended March 31, 2012. Management believes the category volume decline is largely attributable to higher every day and promoted average prices and increased competition from cereal substitutes such as quick service restaurants and other breakfast items. The category volume and sales data are based on information from Nielsen that excludes Wal-Mart Stores, Inc. and certain other retailers. Nielsen data is published monthly. The current year data referenced in this press release is as of March 31, 2012.
Post net sales decreased 3.3% for the quarter ended March 31, 2012 as compared to the prior year, comprised of an 8% decline in overall volumes, partially offset by higher average selling prices. For the six months ended March 31, 2012, net sales decreased 2.7% versus the same time period a year ago. Honey Bunches of Oats and Pebbles, our largest brands, were down 2.4% and 6.7%, respectively, versus the same time period a year ago. However, Great Grains, responding to a new national advertising campaign, was up 25.2% over the prior year.
Volumes declined across the Post brand portfolio with the exception of Great Grains, which experienced year over year volume increases of 14% and 13% for the three and six months ended March 31, 2012, respectively. Great Grains benefitted from an advertising campaign to support the brand re-launch.
U.S. dollar market share, as reported by Nielsen, was 11.1% for the thirteen week period ended March 31, 2012 compared to 11.5% a year ago and 11.1% for the thirteen week period ended December 31, 2011.
Gross profit margin decreased by approximately 400 basis points for the second quarter 2012 versus prior year, primarily driven by higher raw materials cost and unfavorable fixed cost absorption resulting from lower production volumes.
Selling, general and administrative expenses as a percentage of net sales was 29.6% for the second quarter fiscal 2012. Excluding the effect of $5.3 million of costs related to the transition and separation from Ralcorp, selling, general and administrative expenses as a percentage of net sales increased from 24.4% in the second quarter of fiscal 2011 to 27.5% for second quarter fiscal 2012. This increase was primarily driven by higher advertising costs related to the national advertising campaign for the Great Grains brand re-launch and increased consumer support to stabilize the business and enable Post to compete more effectively in the ready to eat cereal category.
Capital expenditures for the six months ended March 31, 2012 were $15.8 million, inclusive of approximately $8.4 million incurred in connection with establishing Post as a stand-alone entity apart from Ralcorp. For the second half of fiscal 2012, Post management expects total capital expenditures to be in the range of $17 million to $19 million.

Adjusted EBITDA for the quarter ended March 31, 2012 was $54.1 million versus $67.4 million for the same time period a year ago. For the six months ended March 31, 2012, Adjusted EBITDA was $99.7 million versus $127.5 million for the same period a year ago.

Income tax expense was $8.6 million, which represents an effective income tax rate of 45.0%, for the three months ended March 31, 2012 compared to an expense of $13.8 million and an effective income tax rate of 32.2% for the same period a year ago. For the six months ended March 31, 2012, income tax expense was $14.7 million, an effective income tax rate of 38.7%, compared to an expense of $25.4 million and an effective income tax rate of 32.1%, for the six months ended March 31, 2011. The increase in the current quarter and year to date effective income tax rate was primarily the result of $4.6 million of non-deductible outside service expenses incurred to effect the Company's separation from Ralcorp, which resulted in incremental income tax expense of approximately $1.8 million. Management anticipates that for the balance of 2012, the effective income tax rate will be approximately 37% and that the effective income tax rate will return to its historical range of 32% - 35% in fiscal 2013. Management also estimates that annualized net interest expense will be in the range of $63 million to $66 million.
Net earnings were $10.5 million, or $0.30 per diluted share, for the second quarter of fiscal 2012. For the six months ended March 31, 2012, net earnings were $23.3 million, or $0.67 per diluted share. Adjusted net earnings and Adjusted diluted earnings per share for the quarter ended March 31, 2012 were $13.6 million and $0.39, respectively. Management has provided these non-GAAP measures because they are representative of Post as a stand-alone public company and not an operating segment of Ralcorp.  For additional information regarding the Company's results and financial position, refer to the statements and schedules below.
As previously announced, the Company is restating its financial statements for the year ended September 30, 2011 and the fiscal quarter ended December 31, 2011 as a result of Ralcorp Holding, Inc.'s restatement.  Ralcorp has postponed the filing of its quarterly report on Form 10-Q for the second quarter ended March 31, 2012 in order to conclude both the internal and external in-depth reviews associated with its previously announced financial restatements. While Post management is not participating in Ralcorp's review process, Post management is not aware of any issues from such review which would affect Post beyond the correction of the goodwill impairment charge previously reported.  However, because Post was a wholly-owned subsidiary of Ralcorp and subject to Ralcorp's accounting and financial reporting processes during the periods affected by this review, there can be no assurance that Post will not be further impacted. Until Ralcorp completes its restatement, Post is not in a position to complete the filings necessary to effectuate the restatement or its Form 10-Q for the second quarter. Post management expects to complete its filings as soon as practicable after Ralcorp completes its filings. Ralcorp has announced it expects to file its Form 10-Q by May 31, 2012.
Outlook
For fiscal 2012, Post management estimates Adjusted EBITDA to be between $200 million to $210 million. Post management now expects Adjusted EBITDA for the twelve months following the separation from Ralcorp to be in the range of $210 million to $220 million. Assumptions underlying the Company's guidance include management's objective to stabilize market share with appropriate trade and pricing strategies, and adequately invest in advertising and promotion to support and build equity across its portfolio of brands.

Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by our business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, noncash stock based compensation, nonrecurring cash compensation for retention/severance, accounts receivable servicing fees, costs to effect Post's separation from Ralcorp, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of incremental costs Post would have incurred had it been a stand-alone public company during the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance and liquidity because (i) it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company's capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company's ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company's financing documents. Adjusted net earnings is a non-GAAP measure which represents net earnings excluding costs to effect Post's separation from Ralcorp, nonrecurring cash compensation for retention/severance, items not transferred to Post after the separation from Ralcorp such as equity income and currency gains on intercompany debt, and includes an estimate of incremental selling, general and administrative costs and interest expense Post would have incurred had it been a stand-alone public company for the entire period reported. The Company believes Adjusted net earnings and Adjusted diluted earnings per share are useful to investors in evaluating the Company's operating performance because they provide investors with insight into the Company's performance on a basis consistent with being a stand-alone public company rather than an operating segment of Ralcorp. The calculations of Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share are not specified by United States generally accepted accounting principles. Our calculations of Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.
Conference Call
The Company will host a conference call on Friday, May 25, 2012 at 8:00 a.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the second quarter of 2012 and discuss outlook for 2012.
The call will be broadcast over the Internet and can be accessed by visiting the investor relations section of the Company's website at www.postfoods.com. Participants may join the conference call by dialing (888) 680-0865 in the United States and (617) 213-4853 from outside the United States. The conference identification number for all participants is 87070912.

For those unable to participate during the live call and webcast, a replay will be available on the Company's website until June 10, 2012.
Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including statements regarding our expected effective income tax rates for the remainder of 2012 and fiscal 2013; the expected timing of our second quarter Form 10-Q filing; our expected capital expenditures for the second half of 2012; our expected annualized net interest expense; and our expected Adjusted EBITDA for the twelve months following the separation from Ralcorp and for fiscal 2012. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the impact of the recently announced restatement of Ralcorp's and Post's financial statements; the impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; our high leverage and substantial debt, including covenants that will restrict the operation of our business; our ability to achieve benefits from our separation; our obligations to indemnify Ralcorp if the separation is taxable under certain circumstances; restrictions on our taking certain actions due to tax rules and covenants with Ralcorp; changes in our cost structure, management, financing and business operations following the separation; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for ready-to-eat cereals; our ability to service our outstanding debt or obtain additional financing; disruptions in the U.S. and global capital and credit markets; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plan; loss of key employees; labor strikes or work stoppages by our employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company's founding in 1897. Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post's portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles®, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Pia Koster, Director, Investor Relations
(314) 644-7678 (POST)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011

Net Sales	$250.5	$259.0	$469.8	$482.7
Cost of goods sold	139.5	133.9	260.8	247.8
Gross Profit	111.0	125.1	209.0	234.9
Selling, general and administrative expenses	74.2	63.3	137.7	118.2
Amortization of intangible assets	3.1	3.2	6.3	6.3
Other operating expenses, net	0.5	0.1	0.5	1.1
Operating Profit	33.2	58.5	64.5	109.3
Interest expense, net	15.1	12.9	28.1	25.8
Other (income) expense, net	(1.0)	2.7	(1.6)	4.4
Earnings before Income Taxes	19.1	42.9	38.0	79.1
Income tax expense	8.6	13.8	14.7	25.4
Net Earnings	$10.5	$29.1	$23.3	$53.7

Earnings per share:
Basic	$0.31	$0.85	$0.68	$1.56
Diluted	$0.30	$0.85	$0.67	$1.56

Weighted-Average Common Shares Outstanding:
Basic	34.4	34.4	34.4	34.4
Diluted	34.6	34.4	34.6	34.4

SELECTED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2012	2011
Cash provided by (used in):
Operating activities	$69.8	$60.3
Investing activities	(15.8)	(7.0)
Financing activities	8.0	(50.1)
Effect of exchange rates on cash and cash equivalents	0.4	0.4
Net increase in cash and cash equivalents	$62.4	$3.6

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011

Net Earnings	$10.5	$29.1	$23.3	$53.7
Income tax expense	8.6	13.8	14.7	25.4
Interest expense, net	15.1	12.9	28.1	25.8
Other nonoperating income (expense), net	(1.0)	2.7	(1.6)	4.4
Depreciation and amortization	16.0	14.5	30.9	29.1
Stock-based compensation	0.8	0.3	1.2	0.6
Nonrecurring cash compensation/retention	0.1	—	0.4	—
Accounts receivable servicing fees	—	(1.0)	(0.8)	(1.9)
Costs to effect the separation of Post from Ralcorp	5.3	—	8.0	—
Mark to market adjustments on economic hedges	—	(1.1)	0.6	(2.0)
Public company costs (1)	(1.3)	(3.8)	(5.1)	(7.6)
Adjusted EBITDA	$54.1	$67.4	$99.7	$127.5

Adjusted EBITDA as a percentage of Net Sales	21.6%	26.0%	21.2%	26.4%

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
		% of Net Sales		% of Net Sales

Operating Profit	$33.2	13.3%	$58.5	22.6%
Depreciation and amortization	16.0	6.4%	14.5	5.6%
Stock-based compensation	0.8	0.3%	0.3	0.1%
Non-recurring cash compensation/retention	0.1	—%	—	—%
Accounts receivable servicing fees	—	—%	(1.0)	(0.4)%
Costs to effect the separation of Post from Ralcorp	5.3	2.1%	—	—%
Mark to market adjustments on economic hedges	—	—%	(1.1)	(0.4)%
Public company costs (1)	(1.3)	(0.5)%	(3.8)	(1.5)%
Adjusted EBITDA	$54.1	21.6%	$67.4	26.0%

(1)
Represents Post management's estimate of the incremental quarterly cash costs Post would have incurred as a separate, stand-alone public company.These costs were not actually incurred in the historical periods presented above. The estimated costs have been deducted in the calculation of Adjusted EBITDA to provide a frame of reference for future periods.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions, except per share data)

Three Months Ended March 31, 2012

Net Earnings	$10.5
Adjustments to Net Earnings:
Costs to effect the separation of Post from Ralcorp	5.3
Nonrecurring cash compensation/retention	0.1
Other nonoperating income (expense), net	(1.0)
Incremental interest expense (1)	(1.1)
Public company costs (2)	(1.3)
2.0
Income tax effect on adjustments	(0.7)
Incremental tax expense for transaction costs	1.8
Adjusted Net Earnings	$13.6

Weighted-Average Shares Outstanding - Diluted	34.6

Diluted Adjusted Earnings per Share	$0.39

(1)
Represents Post management's estimate of incremental quarterly net interest expense Post would have incurred if the debt incurred on February 3, 2012 to effect the spin-off from Ralcorp had been outstanding for the entire second quarter of fiscal 2012.

(2)
Represents Post management's estimate of the incremental quarterly cash costs Post would have incurred as a separate, stand-alone public company. These costs were not actually incurred in the historical periods presented above. The estimated costs have been deducted in the calculation of Adjusted net earnings to provide a frame of reference for future periods.